EXHIBIT 99.1

Westmoreland Coal Company (719) 442-2600 - Telephone (719) 448-5825 - Fax	2 N. Cascade Ave., 14th Floor Colorado Springs, CO 80903

AMEX Accepts
Westmoreland Compliance Plan

Colorado Springs, CO – December 5, 2007 — Westmoreland Coal Company (AMEX:WLB) reported today that the staff of the American Stock Exchange (the “Amex”) has accepted the Company’s plan to meet the Amex’s continued listing standards and will continue to list the Company through the plan period pursuant to an extension. The plan was necessitated by the Company’s inability to file a timely quarterly report on Form 10-Q with the Securities and Exchange Commission for the quarter ended September 30, 2007 because it continues to be engaged in the restatement of post-retirement benefit liabilities. As part of the plan acceptance, the Amex has granted an extension for filing the Form 10-Q for the third quarter of 2007 to February 14, 2008.

Westmoreland Coal Company is the oldest independent coal company in the United States and a developer of highly clean and efficient independent power projects. The Company’s coal operations include coal mining in the Powder River Basin in Montana and lignite mining operations in Montana, North Dakota and Texas. Its current power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina and an interest in a natural gas-fired power plant in Colorado. Westmoreland is dedicated to meeting America’s dual goals of low-cost power and a clean environment. For more information visit www.westmoreland.com.

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Contact: Diane Jones   (719) 442-2600